Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:

John Hourigan	Gregg Swearingen
NCR Corporation	NCR Corporation
(937) 445-2078	(937) 445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on July 12, 2005

NCR Second-Quarter Earnings Better Than Expected

Driven by strong performance in Teradata Data Warehousing and improvement in Customer Services

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today announced that it anticipates its second-quarter earnings to exceed its prior guidance. NCR now expects second-quarter earnings of $0.64 or more per share, including certain non-operational items that benefited NCR’s results. Excluding the benefit of such items discussed below, earnings per share is expected to be $0.34(1) or more, which compares to NCR’s previous guidance of $0.25 to $0.30 per share,(1) also excluding the benefit of such items. The $0.34(1) of earnings per share compares to $0.19(1) in the second quarter of 2004, which also excluded the benefit of certain non-operational items, and the $0.30 mean earnings per share estimate among Wall Street analysts for NCR’s 2005 second quarter results, according to First Call.

Non-operational items in NCR’s GAAP results for the quarter include $0.34 of benefit from the favorable settlement of prior-year tax audits, a $0.04 net benefit from other non-operational items, as well as $0.08 of incremental pension expense associated with a previously announced early-retirement program.

NCR expects to report second-quarter revenue of approximately $1.47 billion, an increase of 1 percent from the second quarter of 2004. The year-over-year revenue increase was benefited by 2 percentage points from foreign currency fluctuations.

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Stronger-than-anticipated profitability in the company’s Teradata Data Warehousing and Customer Services businesses more than offset lower-than-expected revenue and profitability in Financial Self Service, which was largely due to the adverse timing of transactions in international markets and the impact of currency fluctuations.

NCR is increasing its earnings expectation for 2005. Including the net favorable impact of non-operational items in the first and second quarters of 2005, full-year earnings per share is expected to be in the $1.68 to $1.73 range.

Excluding the net benefit of these items, full-year earnings per share is expected to be $1.40 to $1.45. Earnings per share in the third quarter is expected to be in the $0.28 to $0.33 range.

Reconciliation of GAAP to Non-GAAP Measures(1)

Non-GAAP measures exclude the effect of the items listed below

	Results		Guidance
	Q2 2005	Q2 2004	Q3 2005	FY 2005

Earnings Per Share (GAAP)	$0.64	$0.64	$0.28-$0.33	$1.68-$1.73
Benefit from the resolution of prior-year tax audits	0.34	0.44	—	0.34
Early retirement-related pension expense	(0.08)	—	—	(0.08)
Net benefit from other non-operational items	0.04	—	—	0.04
Receipt of acquisition-related break-up fee	—	0.01	—	—
Net effect of non-operational items in Q1 2005(2)	—	—	—	(0.02)

Adjusted Earnings Per Share (Non-GAAP)	$0.34	$0.19	$0.28-$0.33	$1.40-$1.45

(1)	While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, the company believes that the exclusion of certain non-operating items is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses its earnings per share excluding these items to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. This non-GAAP measure should not be considered as a substitute for or superior to earnings per share determined in accordance with GAAP.
(2)	Items include a $0.05 per share charge to decrease the value of an equity investment which was partially offset by a $0.03 per share benefit from the reduction of accruals made in previous periods for purchased goods and services.

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NCR will provide more detailed information regarding its second-quarter results when it reports earnings on July 26, 2005. The company will discuss its second-quarter results and its increased guidance during a conference call scheduled for 10:00 a.m. (ET) that day. Live access to the conference call, as well as a replay of the conference call, will be available on NCR’s Web site at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s ATMs, retail systems, Teradata® data warehouses and IT services provide Relationship Technology solutions that maximize the value of customer interactions and help organizations create a stronger competitive position. NCR (www.ncr.com) is based in Dayton, Ohio.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include: the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases (including upgrades to existing data warehousing solutions and retail point-of-service solutions) by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-checkout and electronic shelf-labeling technologies, ATM outsourcing and enterprise data warehousing), including our ability to accelerate market acceptance of new

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products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of recent cost-control measures taken by us; availability and successful exploitation of new acquisition and alliance opportunities; changes in generally accepted accounting principles and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.